SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	November 2, 2005
(Date of earliest event reported)	November 1, 2005

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Voluntary Disclosure of Other Events

On November 1, 2005, we notified holders of our four percent senior notes due February 16, 2008, and holders of our corporate units (CUSIP No. 682680 20 2), of which the senior notes were originally issued as a component, of the proposed remarketing of the senior notes. The remarketing agent, UBS Securities LLC, will attempt to reset the interest rate on, and use its reasonable efforts to remarket, the senior notes on November 10, 2005, subject to the terms of a remarketing agreement and the conditions of its appointment as remarketing agent.

The reset rate will be the appropriate rate that the senior notes should bear so that the senior notes may be remarketed at a price of approximately 100.5 percent of the sum of the purchase price of a specified portfolio of U.S. Treasury securities, plus the purchase price for separate senior notes, if any, participating in the remarketing. The actual reset rate will be determined on November 10, 2005, and will be effective from November 16, 2005, upon a successful remarketing. A holder must be a holder of record at the close of business on November 9, 2005, to be eligible for excess proceeds, if any, over the purchase price of the treasury portfolio and separate senior notes, if any, after deducting a remarketing fee to the remarketing agent.

Each corporate unit currently consists of a senior note and an equity purchase contract, which obligates holders to purchase our common stock on February 16, 2006. If the senior notes are successfully remarketed, the proceeds of the remarketing effort will be used to purchase a portfolio of U.S. Treasury securities that will be pledged as collateral to secure the holders' obligations under the purchase contracts.

On February 16, 2006, we will be paid the proceeds from the maturity of the treasury portfolio and will issue shares of common stock, the number of which will depend upon the average closing price of our common stock for the 20 trading days ending on the third trading day prior to February 16, 2006. At the conclusion of the remarketing, we will continue to have outstanding $402.5 million of senior notes due February 16, 2008.

Item 9.01	Financial Statements and Exhibits
Exhibits
99.1 Press release issued by ONEOK, Inc. dated November 1, 2005.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	November 2, 2005	By:	/s/ Jim Kneale
Jim Kneale
Executive Vice President -- Finance and Administration and Chief Financial Officer (Principal Financial Officer)

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